Exhibit 99.1

For Immediate Release

Contacts:
Chiron Corporate Communications &
Investor Relations
Media:	(510) 923-6500
Investors:	(510) 923-2300

CHIRON WILL NOT SUPPLY BEGRIVAC™ INFLUENZA VIRUS VACCINE TO NON-U.S.
MARKETS FOR THE 2005-2006 INFLUENZA SEASON

— Company is working to cover BEGRIVAC vaccine shortfall with other

non-U.S. influenza vaccines —

— No change to financial guidance —

EMERYVILLE, Calif., July 20, 2005 — Chiron Corporation (NASDAQ: CHIR) today announced that further testing has confirmed the company will not be able to supply any BEGRIVAC™ influenza virus vaccine doses to non-U.S. markets during the 2005-2006 influenza season.  There are no other changes from the company’s previous announcement on July 15, 2005, on the same subject.

About Chiron

Chiron delivers innovative and valuable products to protect human health by advancing pioneering science across the landscape of biotechnology.  The company works to deliver on the limitless promise of science and make a positive difference in people’s lives.  For more information, please visit www.chiron.com.

This news release contains forward-looking statements, including statements regarding supply of BEGRIVAC™ influenza virus vaccine and other influenza virus vaccines that Chiron expects to deliver to non-U.S. markets, and assumptions regarding supply of FLUVIRIN® influenza virus vaccine that Chiron expects to deliver to the U.S. market, in future influenza seasons, sales and earnings expectations and improvements to manufacturing facilities, that involve risks and uncertainties and are subject to change.  A discussion of the company’s operations and financial condition, including factors that may affect its business and future prospects that could cause actual results and developments to differ materially from those expressed or implied by forward-looking statements, is contained in documents the company has filed with the SEC, including the Form 10-K for the year ended December 31, 2004, and the Form 10-Q for the quarter ended March 31, 2005, and will be contained in all subsequent periodic filings made with the SEC.  These documents identify important factors that could cause the company’s actual performance to differ from current expectations, including, among others, additional adverse developments resulting from the suspension of Chiron’s UK license to manufacture FLUVIRIN vaccine from October 5, 2004, through March 2, 2005, the announcement of such suspension and the litigation and investigations relating to those matters, the outcome of clinical trials, regulatory review and approvals, manufacturing capabilities, intellectual property protections and defenses, litigation, stock-price

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and interest-rate volatility, marketing effectiveness, and the severity of the 2005-2006 influenza season.  In particular, there can be no assurance that additional issues with respect to the BEGRIVAC or FLUVIRIN vaccines or Chiron’s manufacturing generally will not arise in the future, or that Chiron will be able to cover vaccine shortfalls, or will successfully address matters raised in a warning letter from the U.S. Food and Drug Administration (FDA) with respect to its FLUVIRIN vaccine manufacturing facility or resume sale of FLUVIRIN vaccine for the 2005-2006 influenza season or BEGRIVAC vaccine for the 2006-2007 influenza season.  In addition, the company may face additional competition in the influenza market in the future and challenges in distribution arrangements as a result of the recent BEGRIVAC and FLUVIRIN vaccine developments.  In addition, the company may engage in business opportunities, the successful completion of which is subject to certain risks, including approval by Novartis AG, shareholder and regulatory approvals, and the integration of operations.

Chiron does not undertake an obligation to update the forward-looking information the company is giving today.

NOTE:  BEGRIVAC and FLUVIRIN are trademarks of Chiron Corporation.

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